FUND PARTICIPATION AGREEMENT
Schwab Annuity Portfolios

PARTICIPATION AGREEMENT
Among
PACIFIC LIFE & ANNUITY COMPANY,
SCHWAB ANNUITY PORTFOLIOS,
and
CHARLES SCHWAB & CO., INC.
     THIS AGREEMENT, made and entered into as of this 1st day of May, 2012 by and among PACIFIC LIFE & ANNUITY COMPANY (“Company”), on its own behalf and on behalf of each of its segregated asset accounts named on Schedule A (the “Account”); SCHWAB ANNUITY PORTFOLIOS, a business trust organized under the laws of Massachusetts (“Fund”); and CHARLES SCHWAB & CO., INC., a California corporation (“Schwab” or the ”Distributor”) (each a “Party,” and collectively, the “Parties”).
     WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the “Variable Insurance Products”) to be offered by insurance companies, including the Company, which have entered into participation agreements similar to this Agreement (“Participating Insurance Companies”); and
     WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and
     WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (“SEC”), dated September 25, 1996 (File No. 812-10052), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended (“1940 Act”), and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans (“Qualified Plans”) (“Mixed and Shared Funding Exemptive Order”); and
     WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolio(s) are registered under the Securities Act of 1933, as amended (“1933 Act”); and

     WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (“1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and
     WHEREAS, the Company has registered interests under certain variable annuity contracts that are supported wholly or partially by the Account under the 1933 Act and that are listed in Schedule A hereto (“Contracts”); and
     WHEREAS, the Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company on September 7, 1994, under the insurance laws of the State of California, to set aside and invest assets attributable to the Contracts; and
     WHEREAS, the Company has registered the Account as a unit investment trust under the 1940 Act and has registered (or will register prior to sale) the securities deemed to be issued by the Account under the 1933 Act to the extent required; and
     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolio(s) listed in Schedule B hereto (the “Designated Portfolio(s)”), on behalf of the Account to fund the Contracts, and the Fund is authorized to sell such shares to unit investment trusts such as the Account at net asset value; and
     WHEREAS, the Company will perform certain services for the Fund in connection with the Contracts; and
     WHEREAS, the Fund, acting through the Fund’s transfer agent, has established a master account on its mutual fund shareholder account system (the “T/A Account”) reflecting the aggregate ownership of shares of the Portfolios and all transactions involving such shares by the Company on behalf of the Accounts; and
     WHEREAS, in the event both parties agree to use National Securities Clearing Corporation (“NSCC”) Fund/SERV System (“Fund/SERV System”), upon notification to the Fund of such availability, the parties may permit the Fund to receive, and the Company to transmit, purchase and redemption orders of Portfolio shares using the NSCC Fund/SERV System; and
     WHEREAS, upon such notification, in order to receive and transmit orders for Portfolio shares via Fund/SERV, it is intended that the Fund and the Company, or their duly authorized agents, will establish an account using Fund/SERV (the “Fund/SERV Account”) that will reflect corresponding transactions and Portfolio share balances in the T/A Account;
     NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

ARTICLE I. Sale of Fund Shares
     1.1. The Fund agrees to make shares of the Designated Portfolio(s) available for purchase at the applicable net asset value per share by the Company and the Account on those days on which the Fund calculates its Designated Portfolio(s)’ net asset value pursuant to rules of the SEC, and the Fund shall use its best efforts to calculate such net asset value on each day which the New York Stock Exchange is open for regular trading. Notwithstanding the foregoing, the Board of Trustees of the Fund (hereinafter the “Board”) may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Designated Portfolio.
     1.2. The Fund and Distributor will not sell shares of the Designated Portfolio(s) to any other Participating Insurance Company separate account unless an agreement containing provisions substantially the same as Sections 2.1, 2.4 and 2.9 of Article II, and Article VII of this Agreement is in effect to govern such sales.
     1.3. The Fund agrees to (a) sell to the Company those full and fractional shares of the Designated Portfolio(s) that the Company, on behalf of the Account, orders, and (b) redeem, on the Company’s order, any full or fractional shares of the Fund held by the Company, in each case executing such orders on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios, except that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any sales thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus of the Fund (“Fund Prospectus”). For purposes of this Section 1.3, the Company shall be the designee of the Fund for receipt of such orders and receipt by such designee shall constitute receipt by the Fund, provided that:
(i) if the Company transmits such request to the Fund via the National Securities Clearing Corporation’s (the “NSCC”) Fund/SERV System and/or Defined Contribution Clearance & Settlement (“DCC&S”) platform, such request must be received by the Company by the close of regular trading on the NYSE and must be received from Fund/SERV by 9:00 a.m. Eastern Time on the next following Business Day; or
(ii) If there are technical problems with Fund/SERV, or if the Parties are not able to transmit or receive information through Fund/SERV (e.g., by fax), such request must be received by the Fund by 10:00 a.m. Eastern Time on the next following Business Day.
With regard to purchase and redemptions of Shares under this Section 1.3, the Company is solely responsible for ensuring that each such purchase or redemption is the net result of requests from Contract owners for Contract transactions received by it or its duly designated agent each Business Day before the time(s) that the Fund calculates its net asset value. In the event that any Party is prohibited from communicating, processing or settling Portfolio share transactions via Fund/SERV or Networking, such Party shall notify the other Parties by 10:00 a.m. Eastern Time. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Designated Portfolio calculates its net asset value pursuant to the rules of the SEC. The Company shall provide the Fund with net purchase and redemption requests computed in accordance with Section 1.7 hereof. The Company agrees to purchase and redeem the shares of each Designated Portfolio offered by the Fund Prospectus in accordance with the provisions of such Prospectus.
     1.4. In the event of net purchases, the Company shall pay for Fund shares the same Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.3 hereof. Payment shall be in federal funds transmitted to the Fund by wire by 5:30 p.m. Eastern time. With respect to orders submitted via NSCC, payment shall be from the designated NSCC Settling Bank on behalf of the Company by the time specified by the Fund’s transfer agent (the “NSCC Wire Cut-off Time”). If payment in federal funds for any purchase is not received or is received by the Fund after 5:30 p.m. Eastern time on such Business Day or by the NSCC Wire Cut-Off Time, the Company shall promptly, upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. Upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund. “Settling Bank” shall mean the entity appointed by the party to perform such settlement services which entity agrees to abide by NSCC’s then current rules and procedures insofar as they related to funds settlement.
     1.5. In the event of net redemptions, the Fund shall pay and transmit the proceeds of redemptions of Fund shares the same Business Day after a redemption order is received in accordance with Section 1.3 hereof (with respect to orders submitted via NSCC), from the designated NSCC Settling Bank on behalf of the Fund. Payment shall be in federal funds transmitted to the Company or its designee by wire.
     1.6. The Fund shall make the net asset value per share for each Designated Portfolio available to the Company on each Business Day as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:00 p.m. Eastern time. In the event that the Fund is unable to meet the 6:00 p.m. time stated herein, the Fund shall provide additional time for the Company to place orders received in good order for the purchase and redemption of shares equal to the additional time it takes the Fund to make the net asset value available to the Company. However, if net asset values are not available for inclusion in the next business cycle and purchase orders/redemptions are not able to be calculated and available for the Company to execute within the time frame identified in Section 1.3 hereof, the Company on behalf of the Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value.
     1.7. At the end of each Business Day, the Company shall use the information described herein to calculate Account unit values for the day. Using these unit values, the Company shall process each such Business Day’s separate account transactions based on requests and premiums received by it by the close of regular trading on the floor of the New York Stock Exchange

(currently 4:00 p.m., Eastern time) to determine the net dollar amount of Fund shares which shall be purchased or redeemed at that day’s closing net asset value per share.
     1.8. In the event of an error in the computation of a Designated Portfolio’s net asset value per share (“NAV”) or any dividend or capital gain distribution (each, a “pricing error”), the Fund’s adviser or the Fund shall immediately notify the Company as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing in accordance with Article XI of this Agreement. A pricing error shall be corrected as follows: (a) if the pricing error results in a difference between the erroneous NAV and the correct NAV of less than $0.01 per share, then no corrective action need be taken; (b) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than $0.01 per share, but less than 1/2 of 1% of the Designated Portfolio’s NAV at the time of the error, then the Fund’s adviser shall reimburse the Designated Portfolio for any loss, after taking into consideration any positive effect of such error; however, no adjustments to Contract owner accounts need be made; and (c) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than 1/2 of 1% of the Designated Portfolio’s NAV at the time of the error, then the Fund’s adviser shall reimburse the Designated Portfolio for any loss (without taking into consideration any positive effect of such error) and shall reimburse the Company for the costs of adjustments made to correct Contract owner accounts in accordance with the provisions of Schedule C hereto. If an adjustment is necessary to correct a material error which has caused Contract owners to receive less than the amount to which they are entitled, the number of shares of the appropriate Designated Portfolio(s) attributable to the accounts of the Contract owners will be adjusted and the amount of any underpayments shall be credited by the Fund’s adviser to the Company for crediting of such amounts to the applicable Contract owners’ accounts. Upon notification by the Fund’s adviser of any overpayment due to a material error, the Company shall promptly remit to Fund’s adviser any overpayment that has not been paid to Contract owners; however, Fund’s adviser acknowledges that the Company does not intend to seek additional payments from any Contract owner who, because of a pricing error, may have underpaid for units of interest credited to his/her account. In no event shall the Company be liable to Contract owners for any such adjustments or underpayment amounts. A pricing error within categories (b) or (c) above shall be deemed to be “materially incorrect” or constitute a “material error” for purposes of this Agreement.
     The standards set forth in this Section 1.8 are based on the Parties’ understanding of the views expressed by the staff of the SEC as of the date of this Agreement. In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the Parties shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all Parties.
     1.9. The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolio(s)’ shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Designated Portfolio shares in additional shares of that Designated Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

     1.10. Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Fund will be recorded in an appropriate title for the Account or the appropriate sub-account of the Account.
     1.11. The Parties acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other Participating Insurance Companies (subject to Section 1.2 and Article VI hereof) and the cash value of the Contracts may be invested in other investment companies.
ARTICLE II. Representations and Warranties
     2.1. The Company represents and warrants that the securities deemed to be issued by the Account under the Contracts are or will be registered under the 1933 Act or exempt from registration thereunder, and that the Contracts will be issued and sold in compliance in all material respects with all applicable laws, rules, and regulations (collectively, “laws”), and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale of units thereof as a segregated asset account under the applicable state insurance laws and has registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and that it will maintain such registration for so long as any Contracts are outstanding as required by applicable law.
     2.2. The Fund and Distributor each represents and warrants that Designated Portfolio(s) shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal and state securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act, and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Distributor.
     2.3. The Fund reserves the right to adopt a plan pursuant to Rule 12b-1 under the 1940 Act and to impose an asset-based or other charge to finance distribution expenses as permitted by applicable law. To the extent that the Fund decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have its Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.
     2.4. The Fund makes no representations as to whether any aspect of its operations, including but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states, except that the Fund represents that the Fund’s investment policies, fees and expenses are and shall at all times remain in compliance with the laws of the state of Massachusetts to the extent required to perform this Agreement.

     2.5. The Fund represents and warrants that it is lawfully organized and validly existing under the laws of the State of Massachusetts and that it does and will comply in all material respects with the 1940 Act.
     2.6. The Distributor represents and warrants that it is and shall remain duly qualified and registered under all applicable laws and that it shall perform its obligations for the Fund in compliance in all material respects with all applicable federal and state securities laws.
     2.7. The Fund represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.
     2.8. The Fund will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Designated Portfolio(s) (including, but not limited to, any material change in the registration statement or prospectus affecting the Designated Portfolio(s)) and any proxy solicitation affecting the Designated Portfolio(s) and will consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them in conjunction with regular annual updates of the prospectus for the Contracts.
     2.9. The Fund represents and warrants that it has adopted a compliance program in accordance with Rule 38a-1 under the 1940 Act, which includes appointing a Chief Compliance Officer (“CCO”) for the Fund. The CCO is responsible for monitoring the operation of the Fund’s compliance program, and for reviewing the compliance programs of service providers to the Fund covered under Rule 38a-1 (“Covered Service Providers”). The CCO has completed or is in the process of completing an annual review to assess the adequacy of the Fund’s and Covered Service Providers’ policies and procedures and the effectiveness of their implementation.
     2.10. The Company represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986 as amended (“the Code”), that the Contracts are currently and at the time of issuance will be treated as annuity contracts under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify Schwab, the Fund, and the Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that the Account is a “segregated asset account” and that interests in the Account are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use every effort to continue to meet such definitional requirements, and it will notify Schwab, the Fund or the Distributor immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.
     2.11 Each of the Parties represents and warrants to the other that it has, or shall, to the extent required by applicable law, adopt, implement and maintain effective “disclosure controls and procedures” and “internal controls” (as such phrases are defined pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (hereinafter collectively the “S-Ox Act”)) and will cooperate with one another in exchanging copies of such policies and procedures and facilitating the filing by the relevant Parties and/or their respective officers and auditors of any and all certifications or attestations as required by the S-Ox Act, including, without limitation, furnishing such sub-certifications from relevant officers of each Party as such Party shall reasonably request from time to time.
     2.12 The Fund and the Company (if the Company uses NSCC) each represents and warrants to the other that it: (a) has entered into an agreement with NSCC, (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Portfolio share transactions.
ARTICLE III. Prospectuses and Proxy Statements; Voting
     3.1. At least annually, the Distributor shall provide the Company and Schwab with as many printed copies of the Fund Prospectus or the Fund’s then current summary prospectus (as such term is defined in Rule 498 under the 1933 Act or any successor provision) (“Fund Summary Prospectus”), and any supplements thereto, for each Designated Portfolio as the Company may reasonably request for distribution to Contract owners. If requested by the Company or Schwab, the Fund or Distributor shall provide such documentation (including a camera-ready copy of the Fund Prospectus or Fund Summary Prospectus for each Designated Portfolio as set in type, a diskette containing such documents in the form sent to the financial printer, or an electronic copy (in print ready PDF format) of the documents, all as the Company and Schwab may reasonably request) and such other assistance as is reasonably necessary in order for the Company and Schwab once each year (or more frequently if the such prospectuses are amended) to have the Fund’s Prospectus or Fund Summary Prospectus printed, as the case may be, to the extent permitted by applicable law or other applicable guidance received from the SEC, including Rule 498, or posted on a website maintained by or for the Company or Schwab. Expenses associated with providing such documentation shall be allocated in accordance with Schedule C hereto. Notwithstanding anything herein to the contrary, the delivery or use of Fund Summary Prospectuses shall be in the Fund’s sole discretion. The Fund shall use its best efforts to provide the Fund’s summary prospectuses and statutory prospectuses (which only includes the Designated Portfolios offered by the Company) and full SAI by specified date as mutually agreed upon by the Fund and the Company.
(i)	The Fund shall host and manage all of the electronic documents for purposes of compliance with Rule 498 requirements.

(ii)	The Company shall be permitted, but not required, to post a copy of the Fund’s statutory prospectuses on the Company’s website. The Fund documents posted on the Company website are for informational purposes only and are not intended to comply with Rule 498. Notwithstanding the above, the Fund shall be and remain solely responsible for ensuring that the Fund electronic documents are hosted and managed by the Fund’s website and fully comply with the requirements of Rule 498.
     3.2. If applicable laws require that the Statement of Additional Information (“SAI”) for the Fund be distributed to all Contract owners, then the Fund or Distributor, as appropriate, shall provide the Company with copies of the Fund’s SAI, and any supplements thereto, for the Designated Portfolio(s) in such quantities, with expenses to be borne in accordance with Schedule C hereto, as the Company may reasonably require to permit timely distribution thereof to Contract owners. If requested by the Company, the Fund or Distributor shall provide an electronic copy of the Fund SAI in a format suitable for posting on an Internet website maintained by or on behalf of the Company and/or Schwab. The Company shall send an SAI to any Contract owner within 3 Business Days of the receipt of a request or such shorter time as may be required by applicable law. The Fund, and/or Distributor, as appropriate, shall also provide SAIs to any Contract owner or prospective owner who requests such SAI from the Fund (although it is anticipated that such requests will be made to the Company).
     3.3. The Fund and/or Distributor shall use their best efforts to provide the Company, within 10 (ten) business days of scheduled mailing date, with printed copies of the Fund’s proxy material, reports to stockholders, and other communications to stockholders for the Designated Portfolio(s) in such quantity, with expenses to be borne in accordance with Schedule C hereto, as the Company may reasonably require to permit timely distribution thereof to Contract owners. If requested by the Company or Schwab, the Fund or Distributor shall provide an electronic copy of such documentation in a format suitable for posting on an Internet website maintained by or on behalf of the Company and/or Schwab. In lieu of all or part of the foregoing, the Fund may elect to retain, at its own expense, a proxy solicitation firm to perform some or all of the tasks necessary for the Company to obtain voting instructions from Contract owners.
(i)	The Fund shall provide the Company with printed copies of Fund annual and semiannual reports in such quantity as the Company shall reasonably require for distributing to Contract owners, with expenses to be borne in accordance with Schedule C hereto.

3.4.	If and to the extent required by law the Company shall:
(i)	solicit voting instructions from Contract owners;

(ii)	vote the Designated Portfolio(s) shares held in the Account in accordance with instructions received from Contract owners; and

(iii)	vote Designated Portfolio shares held in the Account for which no instructions have been received in the same proportion as Designated Portfolio(s) shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in its general account and in any segregated asset account in its own right, to the extent permitted by law.
     3.5. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in a Designated Portfolio calculates voting privileges in a manner consistent with the standards set forth in the Mixed and Shared Funding Exemptive Order and consistent with any reasonable standards that the Fund may adopt, provided however, the Company shall be free to vote Designated Portfolio shares attributable to the Account in any manner permitted by applicable law, to the extent the Mixed and Shared Funding Order is superseded by SEC or administrative practice (including no-action relief).
     3.6. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Fund currently intends, comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the Commission may promulgate with respect thereto.
ARTICLE IV. Sales Material and Information
     4.1. The Company and Schwab shall furnish, or shall cause to be furnished, to the Fund or its designee, a copy of each piece of sales literature or other promotional material that the Company or Schwab develops or proposes to use and in which the Fund (or a Designated Portfolio thereof), its adviser, any of its sub-advisers, or the Distributor is named in connection with the Contracts, at least ten (10) Business Days prior to its use. No such material shall be used if the Fund or Distributor objects to such use within five (5) Business Days after receipt of such material. The Fund and Distributor reserve the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Fund (or a Designated Portfolio thereof), its adviser, any of its sub-advisers, or the Distributor is named and no such material shall be used if the Fund or Distributor, or any designee thereof, so objects.
     4.2. The Company and Schwab shall not give any information or make any representations or statements on behalf of the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus or SAI for the Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund Distributor, except with the permission of the Fund or Distributor.
     4.3. The Fund or Distributor shall furnish, or shall cause to be furnished, to the Company and Schwab, a copy of each piece of sales literature or other promotional material in which the Company, its separate account(s), any Contract or Schwab is named ten (10) Business Days prior to its intended date of first use. No such material shall be used if the Company or Schwab reasonably objects to such use within five (5) Business Days after receipt of such material. The Company or

Schwab reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company or Schwab, its separate account(s), or any Contract is named, and no such material shall be used if the Company or Schwab so objects.
     4.4. The Fund and the Distributor shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act) or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.
     4.5. The Company shall not give any information or make any representations on behalf of or concerning Schwab, or use Schwab’s name except with the permission of Schwab.
     4.6. The Fund or its designee will provide to the Company upon request, at least one complete copy of all registration statements, prospectuses, SAIs, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments or supplements to any of the above, that relate to the Fund or its shares (collectively, “Fund materials”).
     4.7. The Company or its designee will provide to the Fund upon request, at least one complete copy of all registration statements, prospectuses, SAIs, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments or supplements to any of the above, that relate to the Contracts, (collectively, “Contract materials”).
     4.8. For purposes of Articles IV and VIII, the phrase “sales literature and other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, shareholder reports, proxy materials (including solicitations for voting instructions), and any other material constituting sales literature or advertising under FINRA rules, the 1933 Act or the 1940 Act.
     4.9. At the request of any Party to this Agreement, each other Party will make available to the other Party’s independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any Party’s obligations under this Agreement.

ARTICLE V. Fees and Expenses
     5.1. The Fund, Distributor, and the Fund’s adviser shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund, Distributor, or Fund’s adviser under this Agreement, although the Parties hereto will bear certain expenses in accordance with Schedule C hereto, Articles III, V, and other provisions of this Agreement.
     5.2. Except as otherwise provided in this Agreement, including without limitation Schedule C hereto, each Party shall bear all expenses incident to the performance of its obligations hereunder. Nothing herein shall prevent the Parties hereto from otherwise agreeing to perform, and arranging for appropriate compensation for, other services relating to the Fund and /or to the Account pursuant to this Agreement. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal and state securities laws to the extent required or deemed advisable by the Fund. Except as otherwise set forth in Schedule C of this Agreement, the Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund Prospectus and registration statement, proxy materials and reports, setting the Fund Prospectus in type, setting in type and printing the proxy materials and reports to shareholders, the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund’s shares.
ARTICLE VI. Diversification and Qualification.
     6.1. The Fund and the Distributor each represents and warrants that the Fund will at all times sell its shares and invest its assets in such a manner as to ensure that the Contracts will be treated as annuity contracts under the Code, and the regulations issued thereunder. Without limiting the scope of the foregoing, each Designated Portfolio thereof will at all times comply with Section 817(h) of the Code and Treasury Regulation §1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations. In the event of a breach of this Article VI by the Fund, the Fund and Distributor will take all reasonable steps to: (a) notify the Company of such breach, and (b) adequately diversify the Fund so as to achieve compliance within the 30-day grace period afforded by Regulation 1.817-5.
     6.2. The Fund and the Distributor each represents and warrants that shares of the Designated Portfolio(s) will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans, and that no person has or will purchase shares in any Portfolio for any purpose or under any circumstances that would preclude the Company from “looking through” to the investments of each Designated Portfolio in which it invests, pursuant to the “look through” rules found in Treasury Regulation 1.817-5. No shares of any Designated Portfolio of the Fund will be sold to the general public.

     6.3. The Fund and the Distributor each represents and warrants that the Fund and each Designated Portfolio is currently qualified as a “regulated investment company” under Subchapter M of the Code, and that each Designated Portfolio will maintain such qualification (under Subchapter M or any successor or similar provisions) as long as this Agreement is in effect.
     6.4. The Fund and Distributor each will notify the Company immediately upon having a reasonable basis for believing that the Fund or any Designated Portfolio has ceased to comply with the aforesaid Section 817(h) diversification or Subchapter M qualification requirements or might not so comply in the future.
     6.5. The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company or, to the Company’s knowledge, or any Contract owner that any Designated Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against the Fund and Distributor as a result of such a failure or alleged failure:
(a) the Company shall promptly notify the Fund and the Distributor of such assertion or potential claim;
(b) the Company shall consult with the Fund and the Distributor as to how to minimize any liability that may arise as a result of such failure or alleged failure;
(c) the Company shall use its best efforts to minimize any liability of the Fund and the Distributor resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;
(d) any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to the Fund and the Distributor (together with any supporting information or analysis) within at least two (2) Business Days prior to submission;
(e) the Company shall provide the Fund and the Distributor with such cooperation as the Fund and the Distributor shall reasonably request (including, without limitation, by permitting the Fund and the Distributor to review the relevant books and records of the Company) in order to facilitate review by the Fund and the Distributor of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;
(f) the Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against the Fund and the Distributor(i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of the Fund and the Distributor, which shall not be unreasonably withheld; provided that, the Company shall not be required to appeal any adverse judicial decision unless the Fund shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the Fund and the Distributor shall bear the costs and expenses, including reasonable attorney’s fees, incurred by the Company in complying with this clause (f).
ARTICLE VII. Potential Conflicts and Compliance With
Mixed and Shared Funding Exemptive Order
     7.1. The Fund represents that the Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Designated Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that a material irreconcilable conflict exists and the implications thereof.
     7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are to be disregarded. Such responsibilities shall be carried out by the Company with a view only to the interests of its Contract owners.
     7.3. If it is determined by a majority of the Board, or a majority of its members who are not interested persons of the Fund, the Distributor, the adviser or any sub-adviser to any of the Designated Portfolios (the “Disinterested Members “), that a material irreconcilable conflict exists, and it is a Participating Insurance Company for which a material irreconcilable conflict is relevant, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Members), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Designated Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change;

and (2) establishing a new registered management investment company or managed separate account.
     7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the Account’s investment in the Fund and terminate this Agreement; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Members. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Fund and the Distributor shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund subject to the terms and conditions of this Agreement. No charge or penalty will be imposed as a result of such withdrawal. The responsibility to take such remedial action shall be carried out with a view only to the interest of the Contract owners.
     7.5. If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Members. Until the end of the foregoing six month period, the Fund and the Distributor shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund subject to the terms and conditions of this Agreement. The responsibility to take such action shall be carried out with a view only to the interest of the Contract owners.
     7.6. For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the Disinterested Members shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Members.
     7.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance

Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) Sections 3.4, 3.5, 3.6, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.
ARTICLE VIII. Indemnification
     8.1. Indemnification By the Company
     (a). The Company agrees to indemnify and hold harmless the Fund, the Distributor and the Fund’s adviser and each of their respective officers and directors or trustees, employees and agents and each person, if any, who controls the Fund, Distributor or Fund’s adviser within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) (collectively, a “Loss”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss is related to the sale or acquisition of the Fund’s shares or the Contracts and:
(i)	arises out of or is based upon any untrue statements or alleged untrue statements of any material fact contained in any Contract materials, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Fund, Distributor, or Fund’s adviser for use in the Contract materials or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)	arises out of or as a result of statements or representations (other than statements or representations contained in Fund materials not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)	arises out of any untrue statement or alleged untrue statement of a material fact contained in any Fund materials, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon and conformity with information furnished in writing to the Fund by or on behalf of the Company; or

(iv)	arises as a result of any failure by the Company to perform the obligations, provide the services, and furnish the materials required of it under the terms of this Agreement; or

(v)	arises out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arises out of or result from any other material breach of this Agreement by the Company, including without limitation Section 2.10 and Section 6.7 hereof, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.
     (b). The Company shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.
     (c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Company has been prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action, and unless the Indemnified Parties release the Company from any further obligation under this Section 8.1 with respect to such claim(s), the Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the Party named in the action. After notice from the Company to such Party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.
     (d). Each Indemnified Party will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the Agreement, the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.
     8.2. Indemnification By the Fund.
     (a). The Fund agrees to indemnify and hold harmless the Company and each of their respective directors and officers, employees and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any Loss to which the Indemnified Parties may be required to pay or become subject under any statute or regulation, at common law or otherwise, insofar as such Loss, is related to the operations of the Fund and:

(i)	arises as a result of any material failure by the Fund to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(ii)	arises out of or results from any material breach of any representation and/or warranty made by the Fund in this Agreement or arises out of or result from any other material breach of this Agreement by the Fund;
as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.
     (b). The Fund shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.
     (c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve it from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Fund has been prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Fund will be entitled to participate, at its own expense, in the defense thereof and unless the Indemnified Parties release the Fund from any further obligation under this Section 8.2 with respect to such claim(s), the Fund shall also be entitled to assume the defense thereof, with counsel satisfactory to the Party named in the action. After notice from the Fund to such Party of the Fund’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.
     (d). The Company agree to notify the Fund promptly of the commencement of any litigation or proceeding against itself or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.
     8.3. Indemnification by the Distributor.
     (a). The Distributor agrees to indemnify and hold harmless the Company and each of their respective directors and officers, employees and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties”

for purposes of this Section 8.3) against any Loss to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Loss is related to the sale or acquisition of the Fund’s shares or the Contracts and:
(i)	arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in Fund materials, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Fund or Distributor by or on behalf of the Company for use in the Fund materials or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)	arises out of or as a result of statements or representations (other than statements or representations contained in Fund materials not supplied by the Distributor or persons under its control) or wrongful conduct of the Distributor or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)	arises out of any untrue statement or alleged untrue statement of a material fact contained in any Contract materials, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Distributor; or

(iv)	arises as a result of any failure by the Distributor to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement; or

(v)	arises out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arises out of or results from any other material breach of this Agreement by the Distributor;
as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof. This indemnification is in addition to and apart from the responsibilities and obligations of the Distributor specified in Article VI hereof.
     (b). The Distributor shall not be liable under this indemnification provision with respect to any Loss to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.
     (c) The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Distributor has been prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Distributor will be entitled to participate, at its own expense, in the defense thereof and unless the Indemnified Parties release the Distributor from any further obligation under this Section 8.3 with respect to such claim(s), the Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the Party named in the action. After notice from the Distributor to such Party of the Distributor’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.
     (d) The Company agrees to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.
ARTICLE IX. Applicable Law
     This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of California.
ARTICLE X. Termination
     10.1. This Agreement shall terminate:
(a) at the option of any Party, with or without cause, with respect to some or all Designated Portfolios, upon three (3) months advance written notice delivered to the other Parties; provided, however, that such notice shall not be given earlier than six (6) months following the date of this Agreement; or
(b) at the option of the Company or Schwab by written notice to the other Parties with respect to any Designated Portfolio based upon the Company’s or Schwab’s determination that shares of such Designated Portfolio are not reasonably available to meet the requirements of the Contracts; or
(c) at the option of the Company or Schwab by written notice to the other Parties with respect to any Designated Portfolio in the event any of the Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d) at the option of the Fund or Distributor upon written notice to the other Parties in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares, if, in each case, the Fund or Distributor, as the case may be, reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or
(e) at the option of the Company upon written notice to the other Parties in the event that formal administrative proceedings are instituted against the Fund or the Distributor by FINRA, the SEC, or any state securities or insurance department or any other regulatory body, if the Company reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or the Distributor to perform their respective obligations under this Agreement; or
(f) at the option of the Company or Schwab by written notice to the other Parties with respect to any Designated Portfolio in the event that such Portfolio fails to meet the requirements and comply with the representations and warranties specified in Article VI hereof; or
(g) at the option of the Company or Schwab by written notice to the other Parties with respect to any Designated Portfolio in the event that such Portfolio ceases to qualify as a regulated investment company under Subchapter M of the Code or under any successor or similar provision; or
(h) at the option of the Fund or the Distributor, if (i) the Fund or Distributor, respectively, shall determine, in its sole judgment reasonably exercised in good faith, that either the Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity, (ii) the Fund or Distributor notifies the Company of that determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by the Company and any other changes in circumstances since the giving of such a notice, the determination of the Fund or Distributor shall continue to apply on the sixtieth (60th) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or
(i) at the option of the Company, if (i) the Company, shall determine, in its sole judgment reasonably exercised in good faith, that the Fund or Distributor has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity, (ii) the Company notifies the Fund or Distributor, as appropriate, of that determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by the Fund or Distributor and any other changes in circumstances since the giving of such a notice, the determination of the Company shall continue to apply on the sixtieth (60th) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or
(j) at the option of the Company in the event that formal administrative proceedings are instituted against Schwab by FINRA, the SEC, or any state securities or insurance department or any other regulatory body regarding Schwab’s duties under this Agreement or related to the sale of the Fund’s shares or the Contracts, the operation of any Account, or the purchase of the Fund shares, provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Schwab to perform its obligations related to the Contracts; or
(k) at the option of Schwab in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, or any state securities or insurance department or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Fund’s shares or the Contracts, the operation of any Account, or the purchase of the Fund shares, provided, however, that Schwab determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations related to the Contracts; or
(l) termination by the Fund or Distributor by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 2.9 hereof; or
(m) at the option of any non-defaulting Party hereto in the event of a material breach of this Agreement by any Party hereto (the “defaulting Party”) other than as described in 10.1(a)-(l); provided, that the non-defaulting Party gives written notice thereof to the defaulting Party, with copies of such notice to all other non-defaulting Parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting Party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting Party.
     10.2. Notice Requirement. No termination of this Agreement shall be effective unless and until the Party terminating this Agreement gives prior written notice to all other Parties of its intent to terminate, which notice shall set forth the basis for the termination. Furthermore,
(a) in the event any termination is based upon the provisions of Article VII, or the provisions of Section 10.1(a), 10.1(h) or 10.1(i) of this Agreement, the prior written notice shall be given in advance of the effective date of termination as required by those provisions unless such notice period is shortened by mutual written agreement of the Parties;

(b) in the event any termination is based upon the provisions of Section 10.1(d), 10.1(e), 10.1(j) or 10.1(k) of this Agreement, the prior written notice shall be given at least sixty (60) days before the effective date of termination; and
(c) in the event any termination is based upon the provisions of Section 10.1(b), 10.1(c) or 10.1(f), 10.1(g) or 10.1(l), the prior written notice shall be given in advance of the effective date of termination, which date shall be determined by the Party sending the notice.
10.3. Effect of Termination.
(a) Notwithstanding any termination of this Agreement, other than as a result of a failure by either the Fund or the Company to meet Section 817(h) of the Code diversification requirements, the Fund and the Distributor shall, at the option of the Company, continue, until the one year anniversary from the date of termination, and from year to year thereafter if deemed appropriate by the Fund and Distributor, to make available additional shares of the Designated Portfolio(s) pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”) unless such further sale of Designated Portfolio shares is proscribed by law, regulation, or applicable regulatory authority, or unless the Board determines that the sale of Designated Portfolio shares to the Existing Contract owners is not in the best interests of the Designated Portfolio or that liquidation of the Designated Portfolio following termination of this Agreement is in the best interests of the Designated Portfolio. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments among the Designated Portfolio(s), redeem investments in the Designated Portfolio(s) and/or invest in the Designated Portfolio(s) upon the making of additional purchase payments under the Existing Contracts.
The Company agrees, promptly after any termination of this Agreement, to take all steps necessary to redeem the investment of the Accounts in the Designated Portfolios within one year from the date of termination of the Agreement as provided in Article X. Such steps shall include, but not be limited to, obtaining an order pursuant to Section 26(c) of the 1940 Act to permit the substitution of other securities for the shares of the Designated Portfolios. The Fund may, in its discretion, permit the Accounts to continue to invest in the Designated Portfolios beyond such one year anniversary for an additional year beginning on the first annual anniversary of the date of termination, and from year to year thereafter; provided that the Fund agrees in writing to permit the Accounts to continue to invest in the Designated Portfolios at the beginning of any such year.
(b) Notwithstanding anything herein to the contrary, in the event (i) the Agreement is terminated pursuant to Sections 10.1(l), at the option of the Fund or Distributor; or (ii) the one year anniversary of the termination of the Agreement is reached or, after waiver as provided in Section 10.3(a), such subsequent anniversary is reached (each of (i) and (ii) referred to as a “triggering event” and the date of termination as provided in (i) or the date of such anniversary as provided in (ii) referred to as the “request date”), the Parties agree that such triggering event shall be considered a request for immediate redemption of shares of the Designated Portfolios held by the Accounts, received by the

Fund and its agents as of the request date, and the Fund agrees to process such redemption request in accordance with the 1940 Act and the regulations thereunder and the Fund’s registration statement.
(c) The Parties agree that this Section 10.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.
     10.4. Surviving Provisions. Notwithstanding any termination of this Agreement, the following provisions shall survive: Article V, Article VIII and Section 12.1 of Article XII. In addition, with respect to Existing Contracts assets under which continue to be invested in the Designated Portfolios, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement to the extent such assets remain invested in the Designated Portfolios.
     10.5. Redemptions The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”) or (iii) as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act. Upon request, the Company will promptly furnish to the Fund and the Distributor an opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund and the Distributor) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the Fund or the Distributor 90 days notice of its intention to do so.
ARTICLE XI. Notices
     Any notice shall be sufficiently given when sent by registered or certified mail by the notifying Party to each other Party entitled to notice at the addresses set forth below or at such other address as a Party may from time to time specify in writing to the other Parties.
If to the Fund:
Schwab Annuity Portfolios
211 Main Street
San Francisco, CA 94105
Attention: Schwab Funds Chief Legal Officer

If to the Company:
Pacific Life & Annuity Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: General Counsel
If to Schwab:
Charles Schwab & Co., Inc.
211 Main Street
San Francisco, CA 94105
Attention: Vice President, Insurance Services

ARTICLE XII. Miscellaneous
12.1.
(a) Each Party agrees that all information supplied by one Party and its affiliates and agents (collectively, the “Disclosing Party”) to another (“Receiving Party”) including, without limitation, any unpublished information concerning research activities and plans, customers, marketing or sales plans, sales forecasts or results of marketing efforts, pricing or pricing strategies, costs, operational techniques, strategic plans, portfolio holdings, and unpublished financial information, including information concerning revenues, profits and profit margins will be deemed confidential and proprietary to the Disclosing Party, regardless of whether such information was disclosed intentionally or unintentionally or marked as “confidential” or “proprietary” (“Confidential Information”). In addition, the Company will not use any Confidential Information concerning each Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute any other securities transaction. The foregoing definition shall also include any Confidential Information provided by any Party’s vendors.
(b) Confidential Information will not include any information or material, or any element thereof, whether or not such information or material is Confidential Information for the purposes of this Agreement, to the extent any such information or material, or any element thereof:
(i) has previously become or is generally known, unless it has become generally known through a breach of this Agreement or a similar confidentiality or non-disclosure agreement;
(ii) was already rightfully known to the Receiving Party prior to being disclosed by or obtained from the Disclosing Party as evidenced by written records kept in the ordinary course of business of or by proof of actual use by the Receiving Party;
(iii) has been or is hereafter rightfully received by the Receiving Party from a third person (other than the Disclosing Party) without restriction or disclosure and without breach of a duty of confidentiality to the Disclosing Party;
(iv) has been independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party; or
(v) must be disclosed to third party vendors, to the extent reasonably necessary for the Disclosing Party to perform its duties and obligations assigned under the Agreement. In the event such information is disclosed to a third party vendor, the Disclosing Party will require such third party vendor to protect Confidential Information to the same extent the Disclosing Party is required to protect such Confidential Information under this Agreement.

It will be presumed that any Confidential Information in a Receiving Party’s possession is not within exceptions (ii), (iii) or (iv) above, and the burden will be upon the Receiving Party to prove otherwise by records and documentation.
(c) Each Party recognizes the importance of each other Party’s Confidential Information. In particular, each Party recognizes and agrees that the Confidential Information of another Party is critical to its business and that no Party would enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 12.1 and elsewhere in this Agreement. Accordingly, each Party agrees as follows:
(i) The Receiving Party will hold any and all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the Receiving Party employs with respect to its own Confidential Information of a like importance;
(ii) The Receiving Party may disclose or provide access to its responsible employees who have a need to know and may make copies of Confidential Information only to the extent reasonably necessary to carry out its obligations hereunder;
(iii) The Receiving Party currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Confidential Information other than in accordance with this Agreement, including without limitation written instruction to and agreements with employees and agents who are bound by an obligation of confidentiality no less stringent than set forth in this Agreement to ensure that such employees and agents protect the confidentiality of Confidential Information. The Receiving Party expressly will instruct its employees and agents not to disclose Confidential Information to third parties, including without limitation customers, subcontractors or consultants, without the Disclosing Party’s prior written consent; and
(iv) The Receiving Party will notify the Disclosing Party immediately of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in and ownership of its Confidential Information.
     12.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
     12.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
     12.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     12.5. Each Party hereto shall cooperate with each other Party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
     12.6. Any dispute, controversy or claim between or among the Parties arising under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity, or enforceability of any provision hereof (a “Dispute”) hereunder will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the AAA then applicable. One arbitrator will be selected by the disputing Parties’ mutual agreement or, failing that, by the AAA, and the arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (a) persons with knowledge of relevant facts and (b) expert witnesses and their opinions and the bases therefore. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the Parties agree that the provisions of this Section are a complete defense to any suit, action, or other proceeding instituted in any court or before any administrative tribunal with respect to any jurisdiction or venue in any Dispute. Nothing in this Section prevents any Party from exercising its right to terminate this Agreement in accordance with Section 10 hereof. The agreement to arbitrate does not entitle any Party to arbitrate claims that would be time barred by the applicable statute of limitations if such claims were brought in a court of competent jurisdiction. Any Party may initiate arbitration by serving or mailing a written notice to the other Party or Parties stating the nature of its dispute and the remedy sought. Any award entered by the arbitrator(s) shall be final and judgment thereon may be entered in any court having jurisdiction. The prevailing Party shall be entitled to recovery of costs, fees (including attorney’s fees) and/or taxes paid or incurred in obtaining the award. Furthermore, any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the Party resisting enforcement of the award. The Parties acknowledge that under this Section, they are waiving their rights to a jury trial. Any negotiation, mediation or arbitration conducted pursuant to this Section will take place in San Francisco, California.
     12.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the Parties hereto are entitled to under state and federal laws.
     12.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any Party without the prior written consent of all Parties hereto.
     12.9. The Company is hereby expressly put on notice of the limitation of liability as set forth in the Declarations of Trust of the Fund and agrees that, except as otherwise provided herein, the obligations assumed by the Fund pursuant to this Agreement shall be limited in any case to the

Fund and its assets, and in the case of a Designated Portfolio listed on Schedule A hereto, shall be limited to the assets of such Designated Portfolio as if it had separately contracted with the Company and the Distributor for the enforcement of any claims against it, and the Company shall not seek satisfaction of any such obligation from the shareholders of the Fund or a Designated Portfolio (solely by reason of their status as such), the Trustees, officers, employees, or agents of the Fund, or any of them.
     12.10. The Fund and the Distributor agree that the obligations assumed by the Company pursuant to this Agreement shall be limited in any case to the Company and its assets and neither the Fund nor Distributor shall seek satisfaction of any such obligation from the shareholders of the Company, the directors, officers, employees, or agents of the Company, or any of them, except to the extent permitted under this Agreement.
     12.11. Schedules A through C hereto, as the same may be amended from time to time by mutual written agreement of the Parties, are attached hereto and incorporated herein by reference.
     12.12 Upon request, the Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:
(a)	the Company’s annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles (“GAAP”), if any), as soon as practical and in any event within 90 days after the end of each fiscal year;

(b)	the Company’s quarterly statements (statutory) (and GAAP, if any), as soon as practical and in any event within 45 days after the end of each quarterly period:

(c)	any financial statement, proxy statement, notice or report of the Company sent to stockholders and/or policyholders, as soon as practical after the delivery thereof to stockholders;

(d)	any registration statement (without exhibits) and financial reports of the Company filed with the SEC or any state insurance regulator, as soon as practical after the filing thereof; and

(e)	any other report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, as soon as practical after the receipt thereof.
ARTICLE XIII. Anti-Money Laundering
     13.1. The Company represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act (“BSA Regulations”) and applicable guidance issued by the SEC and the guidance and rules of the applicable Exchanges, SROs and FINRA (collectively, “Guidance”).

     13.2. In connection with the Fund’s reliance on the Company to perform Customer Identification Program (“CIP”) procedures on its behalf, the Company represents and warrants that (1) the Company is subject to a rule implementing 31 U.S.C. 5318(h) and maintains an anti-money laundering program consistent with the USA PATRIOT Act and the rules thereunder; (2) the Company is regulated by a Federal functional regulator as that term is defined under 31.C.F.R. §103.120(a)(2); (3) the Company has implemented a CIP compliant with Section 326 and 31 C.F.R. §103.137(b) that enables the Company to form a reasonable belief that it knows the true identity of its customers, including procedures to obtain information from and verify the identity of customers, maintain records of the information used to verify identity, determine whether the customer appears on any government list of known or suspected terrorists or terrorist organizations, and provide customers with adequate notice that the institution is requesting information to verify their identities; and (4) the Company, upon request, will certify annually that it has implemented its anti-money laundering program and that it or its agent will perform all aspects of its CIP procedures with respect to customers referred to the Fund by the Company.
     13.3. The Company represents and warrants that to the extent that any owner of a Contract which provides for the allocation of purchase payments and Contract value to subaccounts investing in shares of a Portfolio is a current or former Senior Foreign Political Figure (“SFPF”), an immediate family member of a SFPF, a person who is widely known (or is actually known by the Company) to maintain a close personal relationship with any such individual, or a corporation, business or other entity that has been formed by or for the benefit of such individual, it has conducted appropriate due diligence of such customer consistent with Section 312 of the USA PATRIOT Act and any applicable BSA Regulations and Guidance.
     13.4. The Company represents and warrants that to the extent any owner of a Contract is a foreign bank, it has taken reasonable measures and has obtained certifications and will obtain re-certifications that indicate that such Contract owner is not a foreign shell bank, as defined in the BSA Regulations.
     13.5. The Company will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in any Contract from:
(i) a person or entity (A) who is or becomes subject to sanctions administered by the U.S. Office of Foreign Assets Control (“OFAC”), is included in any executive order or is on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or (B) whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable U.S. law or regulation, or
(ii) a foreign shell bank (i.e., a bank with no physical presence in any country).
     13.6 The Company agrees to immediately notify in writing the Anti-Money Laundering Compliance Officer of the Fund if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Funds.
     13.7 The Company agrees that if the Fund or Distributor is required to supply information, documentation, or guidance to a securities regulatory organization (“SRO”) or government department or agency about the CIP of the Fund or the Distributor or the measures taken to obtain information and to verify the identity of any owner of a Contract who has allocated purchase payments or Contract value to Portfolios available under the Contract, the Company shall allow such SRO or government department or agency to examine its files pertaining to such Contract owner.
ARTICLE IX. Shareholder Information (Rule 22c-2)
     14.1 Pursuant to Rule 22c-2 under the 1940 Act, the Company agrees to provide to the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Contract Owner number or participant account number, if known, of any or all Contract Owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Fund, the Company shall only be required to provide information relating to Contract Owner Initiated Transfer Purchases or Contract Owner Initiated Transfer Redemptions.
(a) Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Portfolio. If requested by the Fund, the Company will provide the information specified in this Section 14.1 for each trading day.
(b) Form and Timing of Response. The Company agrees to provide, promptly upon request of the Fund, the requested information specified in this Section 14.1. The Company agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this section is itself a “financial intermediary,” as that term is defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”) and, upon request of the Fund, promptly either (i) provide (or arrange to have provided) the information set forth in this section for those Contract Owners who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing shares in nominee name on behalf of other persons. The Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any Contract Owner and transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.
(c) Limitations on Use of Information. The Fund agrees not to use the information received under this section for marketing or any other similar purpose without the prior written consent of the Company; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of the Fund or their affiliates at the time the information is received or information which comes into the possession of the Distributor, the Fund or their affiliates from a third party.
(d) Agreement to Restrict Trading. The Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Portfolio shares by a Contract Owner that has been identified by the Fund as having engaged in transactions in Portfolio shares (directly or indirectly through the Company’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Portfolio. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Contract Owner Initiated Transfer Purchases or Contract Owner Initiated Transfer Redemptions that are affected directly or indirectly through the Company.
(e) Form of Instructions. Instructions must include the TIN, ITIN or GII and the specific individual Contract Owner number or participant account number associated with the Contract Owner, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract Owner number or participant account number associated with the Contract Owner is not known, the instructions must include an equivalent identifying number of the Contract Owner(s) or account(s) or other agreed upon information to which the instruction relates.
(f) Timing of Response. The Company agrees to execute instructions from the Fund as soon as reasonably practicable, but not later than ten (10) Business Days after receipt of the instructions by the Company.
(g) Confirmation by the Company. The Company must provide written confirmation to the Fund that the Fund’s instructions to restrict or prohibit trading have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.
(h) Definitions. For purposes of this Section 14.1, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:
(i)The term “Contract Owner” means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.
(ii) The term “Contract Owner Initiated Transfer Purchase” means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to a Portfolio as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as a result of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as a result of an allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required “free look” period.
(iii) The term “Contract Owner Initiated Transfer Redemption” means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.
(iv) The term “Portfolios” shall mean the constituent series of the Fund, but for purposes of this Section 14.1 shall not include Portfolios excepted from the requirements of paragraph (a) of Rule 22c-2 by paragraph (b) of Rule 22c-2.
(v) The term “promptly” shall mean as soon as practicable but in no event later than ten (10) Business Days from the Company’s receipt of the request for information from the Underwriter.
(vi) The term “written” includes electronic writings and facsimile transmissions.
(vii) In addition, for purposes of this Section 14.1, the term “purchase” does not include the automatic reinvestment of dividends or distributions.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

PACIFIC LIFE & ANNUITY COMPANY By its authorized officer,
By:
	Name:	Anthony J. Dufault
	Title:	Assistant Vice President

Attest:
Jane M. Guon
Corporate Secretary

SCHWAB ANNUITY PORTFOLIOS By its authorized officer,
By:
Name:
Title:

CHARLES SCHWAB & CO., INC. By its authorized officer,
By:
Name:
Title:

SCHEDULE A
The terms “Account” and “Contracts” of the Company include any existing segregated asset Accounts and Contracts (as listed below) as well as any segregated asset Accounts and/or Contracts created subsequent to the date hereof, that offer Designated Portfolios.
Segregated Asset Accounts:
Separate Account A of Pacific Life & Annuity Company
Contracts:
Schwab Retirement Income Variable Annuity

SCHEDULE B
Designated Portfolios
Schwab VIT Balanced Portfolio
Schwab VIT Balanced with Growth Portfolio
Schwab VIT Growth Portfolio

SCHEDULE C
EXPENSES
The Fund and/or the Distributor and/or Fund’s adviser, and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below.

Party
		Party Responsible	Responsible for
Item	Function	for Coordination	Expense
Mutual Fund Prospectus and, if applicable, Summary Prospectus	Printing of prospectuses	Schwab	Fund, Distributor or Fund’s adviser, as applicable

	Fund, Distributor or Fund’s adviser shall supply the Company with such numbers of the Designated Portfolio(s) prospectus(es) as the Company may reasonably request or in lieu of a pre-printed supply, provide the Company with a print ready PDF of the Designated Portfolios(s) prospectus(es) for printing and expense reimbursement	Company	Fund, Distributor or Fund’s adviser, as applicable

	Distribution to Inforce Contract owners	Company	Fund, Distributor or Fund’s adviser, as applicable

	Distribution to Prospective Contract owners	Schwab	Schwab

Product Prospectus	Printing for Inforce Contract owners	Company	Company

	Printing for Prospective Contract owners, the Company shall supply Schwab with such numbers of the Product Prospectus as Schwab shall reasonably request	Company	Company

Party
		Party Responsible	Responsible for
Item	Function	for Coordination	Expense
	Distribution to Inforce Contract owners	Company	Company

	Distribution to Prospective Contract owners	Schwab	Schwab

Mutual Fund Prospectus and, if applicable, Summary Prospectus Update & Distribution (Supplements)	If Required by Fund or Distributor	Fund, Distributor or Fund’s adviser	Fund or Distributor

	Distribution to Inforce Contract owners	Company	Fund, Distributor or Fund’s adviser, as applicable

	Distribution to Prospective Contract owners	Schwab	Schwab

Product Prospectus Update & Distribution	If Required by Fund or Distributor	Company	Fund or Distributor

	If Required by the Company	Company	Company

	If Required by Schwab	Schwab	Schwab

Mutual Fund SAI	Printing	Fund or Distributor	Fund or Distributor

	Distribution	Company	Fund or Distributor

Product SAI	Printing	Company	Company

	Distribution	Company	Company

Proxy Material for Mutual Fund:	Printing if proxy required by Law	Fund or Distributor	Fund or Distributor

	Distribution (including labor and postage) if proxy required by Law	Company, Schwab or a proxy solicitation firm	Fund or Distributor

Party
		Party Responsible	Responsible for
Item	Function	for Coordination	Expense

	Printing & distribution if required by Schwab	Company, Schwab or a proxy solicitation firm	Schwab

Mutual Fund Annual & Semi-Annual Report	Distribution (including postage)	Company	Schwab

Other communication to Prospective clients	If Required by the Fund or Distributor	Schwab	Fund or Distributor

	If Required by the Company	Schwab	Company

	If Required by Schwab	Schwab	Schwab

Other communication to inforce Contract owners	Distribution (including labor and printing) if required by the Fund or Distributor	Company	Fund or Distributor

	Distribution (including labor and printing) if required by the Company	Company	Company

	Distribution (including labor and printing if required by Schwab	Company	Schwab

Errors in Share Price calculation pursuant to Section 1.8	Cost of error to participants	Company	Fund or Fund’s adviser

	Cost of administrative work to correct error	Company	Fund or Fund’s adviser

Operations of the Fund	All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the Fund pursuant to any Rule 12b-1 plan	Fund or Distributor	Fund or Fund’s adviser

Operations of the Account	Federal registration of units of separate account (24f-2 fees)	Company	Company